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Amendment 1 to the
CO-BRANDED MTaaS WEBSITE ADDENDUM

Legal Dept.
MGI 1100 (03/10)

This Amendment 1 to the CO-BRANDED MTaaS WEBSITE ADDENDUM (this “Amendment”) is entered into by and between MoneyGram Payment Systems, Inc. (“MoneyGram”) and Wal-Mart Stores, Inc. (“Walmart”) and shall modify and supplement the terms of the Attachment M, CO-BRANDED MTaaS WEBSITE ADDENDUM (the “MTaaS Attachment”) to the Amended and Restated Master Trust Agreement, dated as of February 1, 2016, as amended by the Amendment No. 1 to the Amended and Restated Master Trust Agreement, dated as of August 26, 2016, as amended by Amendment 2 to the Amended and Restated Master Trust Agreement dated as of October 25, 2016, and as further amended by Amendment No. 5 to Amended and Restated Master Trust Agreement dated as of January 1, 2017, as amended (the “Agreement”) between MoneyGram and Walmart. The terms used herein and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, Walmart and MoneyGram desire to amend the terms of Attachment M -Co-Branded MTaaS Website Addendum (the “Addendum”) which was made effective August 26, 2016 (the “MTaaS Attachment”).

NOW THEREFORE, in consideration of the promises and the mutual covenants of the Parties hereinafter set forth, the Parties hereto agree as follows

1.	Incorporation. MoneyGram will offer the MTaaS Bill Payment Services, as defined in the Amendment , through the MTaaS Co-Branded Site.

2.	Additional Definitions.
(a)    Terms not defined in this Amendment are as defined in the Agreement. As used in this Amendment, the following terms have the meaning ascribed to such terms below:

“Bill Pay Transaction” means a transaction by a Co-branded Customer using the MTaaS Bill Payment Services.

“Biller” is a third party business entity provider of certain products and/or services to whom payments are being made by Co-branded Customer on the MTaaS Co-Branded Site.

“Completed Bill Pay Transaction” means a valid and fully funded Bill Pay Transaction by a Co-branded Customer on the MTaaS Co-Branded Site.

“MTaaS Bill Payment Services” means MoneyGram’s MTaaS Bill Payment Services pursuant to which Co-branded Customer may make payments on the MTaaS Co-Branded Site to Billers, including, but not limited to, the payment of bills, prepaid services and corrections services.

“MTaaS BP Transfer Amount” means the funds collected by MoneyGram from a consumer for the purposes of being remitted or transferred to a Biller .

(b)    The MTaaS Bill Payment Services shall be added to the definition of MTaaS Co-Branded Services as defined in the MTaaS Attachment. Except as expressly set forth in this Amendment, all terms, conditions and provisions of the Agreement and the MTaaS Attachment apply to the MTaaS Bill Payment Services. Except with respect to Section 12(f) of the MTaaS Attachment and as expressly set forth in this Amendment, Bill Pay Transactions constitute “Transactions” for the purposes of the MTaaS Attachment and Completed Bill Pay Transactions constitute Completed Transactions for the purposes of the MTaaS Attachment.

3.
Term and Termination. This Amendment shall commence on the Amendment Effective Date and continue for the Term of the Agreement, unless the Agreement is terminated prior to the end of the Term in accordance with Section 9 of the Agreement.

1 The appearance of [*] denotes confidential information that has been omitted from this Exhibit 10.14 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.
MTaaS Bill Payment Service Compensation. MoneyGram will pay Walmart a commission for each completed Bill Pay Transaction (the “BP MTaaS Commission”) in accordance with Section 12 of the MTaaS Attachment, including without limitation Sections 12(c), (d) and (e) as follows: [*] of the per transaction BP Commission rate set forth in Attachment B -Bill Payment Service Attachment, Section I. In the event Walmart is able to assume full responsibility for funding and payment authentication/authorization, the BP MTaaS Commission under this Section for each completed Bill Pay Transaction shall be [*]% of the per transaction BP Commission rate set forth in Attachment B -Bill Payment Services Attachment, Section I. MoneyGram and Walmart may agree from time to time to implement special initiatives for certain transactions. For those special initiatives, the Parties may agree to a modified MTaaS BP Commission for such transactions.

5.
Marketing Fund. For the purposes of the first two sentences of Section 12(f) of the MTaaS Attachment, completed Bill Pay Transactions do not constitute “Completed Transactions,” and neither Walmart nor MoneyGram shall be obligated to allocate any amounts to the Marketing Fund with respect to any completed Bill Pay Transactions. Subject to the mutual agreement of the Parties, funds in the Marketing Fund may be used for the promotion and marketing of the Bill Pay Transactions.

6.	Reporting. Section 6, "Reporting," of Exhibit A of the MTaaS Attachment is deleted in its entirety and replaced by the following:

“6.    Reporting - MoneyGram will provide Walmart with certain reporting relating to the Transactions. Such reporting shall be provided in a format and delivered to Walmart in a manner mutually agreed to by the Parties. MoneyGram shall provide Walmart with the following reporting based on the applicable frequency noted:

Reports to be provided on a weekly basis:

*    Total Transaction Amounts of Money Transfer Transactions;

*    Total number of Money Transfer Transactions;

*    Total Bill Payment Transaction Amounts;

*    Total number of Completed Bill Pay Transactions;

*    Estimated total Walmart Commission as a dollar value;

*    Total Bill Pay Transactions by biller vertical;

*    Top 30 billers by Bill Pay Transaction volume;

*    Total visits and unique visitors to MTaaS Co-Branded Site;

*    Percentage of customer visits to the MTaaS Co-Branded Site that performed Transactions;

*    Average money transfer transaction amount as a dollar value;

*    The Parties agree to key conversion rates e.g. % of sign-up, % of successful transactions;

    *     Traffic data report (sessions and conversion rate by channel);

*    any other key reports and metrics that the Parties agree.

Reports to be provided on a monthly basis (based on a calendar month):

*    Monthly scorecard & actual commission reports;

*    Total Commission Fees as a dollar value;

*	The number of cancelled Transactions, the dollar amount of cancelled Transactions, and any amounts deducted from Walmart Commissions due to cancelled Transactions;

7.	Binding Effect. This Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

8.
Interpretation. In the event of any conflict between the terms of this Amendment and the terms of the Agreement and any other amendment or addendum thereto with respect to the subject matter hereof, the terms of this Amendment shall control.

9.
Entire Agreement. This Amendment supplements, amends, modifies and is made a part of the Agreement and together therewith, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Amendment supersedes all prior understandings, arrangements or agreements, whether verbal or written, between the parties hereto with respect to the subject matter hereof. Except as expressly amended, supplemented or modified by this Amendment, the Agreement and any addendum or amendment thereto shall continue in full force and effect.

10.	Effective Date. This Amendment shall be effective on the date of the last signature below. (the “Amendment Effective Date”).

AGREED:
MoneyGram Payment Systems, Inc.	Wal-Mart Stores, Inc.
(MoneyGram)	(Walmart)
By: /s/ W. Alexander Holmes	By: /s/ Daniel Eckert
Name: W. Alexander Holmes	Name: Daniel Eckert
Title: Chief Executive Officer	Title: SVP
Date: February 22, 2017	Date: February 22, 2017

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